Exhibit 10.59

February 5, 2021

Via Electronic Mail

Staffing 360 Solutions, Inc.

3A London Wall Buildings

London Wall

London EC2M 5SY

United Kingdom

Attn: Brendan Flood, Chairman and Chief Executive Officer

Re:	Limited Waiver and Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Second Amended and Restated Note Purchase Agreement, dated as of October 26, 2020 (as so amended, the “Purchase Agreement”), among Jackson Investment Group, LLC (“JIG”), Staffing 360 Solutions, Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company signatory thereto. Capitalized terms used in this Limited Waiver and Agreement (this “Agreement”) and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

JIG owns certain shares of series E Preferred Stock and series E-1 Preferred Stock of the Company that are issued pursuant to the terms of the Certificate of Designation creating the Series E Preferred Stock and the Series E-1 Preferred Stock filed on November 15, 2018, as amended by Amendment No. 1 filed on February 8, 2019 and Amendment No. 2 filed on October 23, 2020 (as so amended, the “Certificate of Designation”).

The Company and JIG have entered into the Amended and Restated Warrant Agreement, dated as of April 25, 2018, as amended by that certain Amendment No. 1 dated as of August 27, 2018, Amendment No. 2 dated as of November 15, 2018 and Amendment No. 3 dated October 26, 2020 (as so amended, the “Warrant Agreement”).

JIG understands that the Company intends to sell up to 21,785,880 shares of its Common Stock (the “Shares”) in a public offering (the “Offering”), in which H.C. Wainwright & Co. (“Wainwright”) shall serve as an underwriter or placement agent, either pursuant to an underwriting agreement between the Company and Wainwright or one or more securities purchase agreements between the Company and investors in the Offering.

JIG further understands that the sale of the Shares in the Offering (the “Sale”) would cause there to be inadequate authorized shares of the Company’s common stock available for issuance if JIG were to exercise all the warrants owned by it pursuant to the Warrant Agreement (the “Warrants”) and convert into common stock all the series E and series E-1 Preferred Stock owned by it (the “Preferred Stock”, and together with the Warrants, the “JIG Convertible Securities”), which would violate covenants and agreements of the Company in the Warrant Agreement, the Certificate of Designation and the Purchase Agreement (such violations being referred to herein collectively as the “Covenant Violation”).

Staffing 360 Solutions, Inc.

February 5, 2021

Subject to the terms and conditions hereof, JIG hereby (a) waives on a limited one-time basis any Covenant Violation that may arise from the Sale as a result of the then-authorized shares of common stock following the Sale being less than the number of authorized shares needed to cover JIG Convertible Securities upon any exercise/conversion thereof, and (b) agrees on a limited one-time basis that it will not exercise or convert any Convertible Securities to the extent that doing so would exceed the number of then-authorized shares of common stock to be less than the number of shares needed to cover Shares sold or to be sold pursuant in the Offering, provided that this agreement not to exercise or convert shall terminate on the date which is sixty (60) days after the date of this Agreement.

In order to induce JIG to grant the limited waivers in respect of the Covenant Violation and the limited agreement not to exercise or convert Convertible Securities as set forth in the paragraph just above, the Company hereby covenants and agrees that it will take all actions necessary to cause a meeting of its stockholders to be held as soon as is reasonably possible and to present at such meeting a proposal to increase the number of authorized shares of common stock to at least a total of 100,000,000 shares, which actions shall include the preparation and filing with the SEC of a proxy statement in compliance with all applicable SEC rules and regulations by no later than one hundred twenty (120) days after the date of this Agreement, and the Company shall will use its reasonable best efforts to solicit votes of its stockholders in favor of such proposal and if necessary shall adjourn such meeting to allow for the solicitation of additional votes adequate to cause the proposal to be approved. The Company further acknowledges and agrees that any failure to fully and timely comply with its covenants and agreements set forth above in this paragraph shall constitute an immediate Event of Default under the Purchase Agreement and a Preferred Default under the Certificate of Designation and a default under the Warrant Agreement.

The foregoing limited waivers apply only to the Covenant Violation described in this letter and shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of any breach, default or Event of Default other than the Covenant Violation, (b) affect the right of JIG to demand compliance by the Company with all terms and conditions of the Purchase Agreement, the Warrant Agreement and the Certificate of Designation, except as specifically waived by this Agreement, (c) be deemed a waiver of any transaction or future action on the part of the Company requiring JIG’s consent or approval under the Purchase Agreement, the Warrant Agreement or the Certificate of Designation, or (d) except as to the Covenant Violation waived hereby, be deemed or construed to be a waiver or release of, or a limitation upon, JIG’s exercise of any rights or remedies under the Purchase Agreement, the Warrant Agreement or the Certificate of Designation whether arising as a consequence of any Default or Event of Default or Preferred Default (as defined in the Certificate of Designation) which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.

Staffing 360 Solutions, Inc.

February 5, 2021

IN WITNESS WHEREOF, the parties hereto have caused this Limited Waiver and Agreement to be duly executed by their duly authorized representatives as of the day and year hereof.

Sincerely,

Jackson Investment Group, LLC

By:	/s/ Richard L. Jackson
Name:	Richard L. Jackson
Title:	Chief Executive Officer

Staffing 360 Solutions, Inc.

By:	/s/ Brendan Flood
Name:	Brendan Flood
Title:	Chairman and Chief Executive Officer